CYBER DIGITAL, INC. AND SUBSIDIARIES

INTRODUCTION TO PRO-FORMA CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

On June 22, 2007, the Company completed its acquisition of New Rochelle Telephone Corp. and Telecarrier Services, Inc.("NRT and TSI") Effective June 1, 2007, the acquired entities became wholly owned subsidiaries of the Company.

The pro-forma consolidated balance sheets as of November 30, 2006 and 2005 and the pro-forma consolidated statements of operations for the years then ended present the accounts of the Company and NRT and TSI. The pro-forma consolidated balance sheet as of May 31, 2007 and the pro-forma consolidated statement of operations for the six months then ended present the accounts of the Company and NRT and TSI.

These pro-forma statements include all material adjustments necessary to present pro-forma historical results of the above described transaction. The pro-forma information does not purport to be indicative of the financial position or the results of operations that would actually been obtained if the acquisition transaction had actually been consummated on the date indicated. In addition, the pro-forma financial information does not purport to be indicative of the financial position or the results of operations that may be obtained in the future.

The pro-forma information has been prepared by the Company and all assumptions used in the preparation of the pro-forma information are deemed appropriate under the circumstances. Certain of these assumptions are set forth under the Notes to Pro-forma Consolidated Financial Information.

The pro-forma financial information should be read in conjunction with the historical financial statements and notes thereto of Cyber Digital, Inc. and NRT and TSI.

Cyber Digital, Inc. and Subsidiaries
Pro-forma Balance Sheets
March 31, 2007
	Cyber	NRT and	Pro-forma
	Digital, Inc.	TSI	Adjustments	Total

ASSETS

Current assets
Cash and cash equivalents	$ 33,506	$ 181,127		$ 214,633
Marketable securites			275,000	275,000
Accounts receivable, net		579,999		579,999
Inventories	248,996			248,996
Prepaid and other current assets	9,205	16,911		26,116
Deferred tax assets				-
Total Current assets	291,707	778,037		1,344,744

Property and equipment , net	28,760	46,067		74,827

Other assets	34,267	18,000	2,275,674	2,327,941

Total assets	$ 354,734	$ 842,104		$ 3,747,512

LIABILITIES AND SHAREHOLDERS, EQUITY

Current liabilites
Accounts payable and accrued expenses	$ 308,168	$1,539,181		$ 1,847,349
Taxes payable		555,172		555,172
Accrued interest	458,352			458,352
Due to affiliates		51,838		51,838
Officer/ shareholder loans	1,531,300			1,531,300
Deferred revenue		166,100		166,100
Dividend payable	32,344			32,344
Current portion long term debt	7,108			7,108
Total current liabilities	2,337,272	2,312,291		4,649,563

Long term debt	15,408		1,307,338	1,322,746

Shareholders equity
Preferred stock	19			19
Common stock	223,366	4,000	(4,000)	223,366
Additional paid in capital	19,090,088	2,285,008	(2,285,108)	19,089,988
Accumulated (deficit)	(21,311,419)	(3,759,195)	3,532,444	(21,538,170)
Total shareholders equity equity	(1,997,946)	(1,470,187)		(2,224,797)

Total liabilities and shareholders equity	$ 354,734	$ 842,104		$ 3,747,512

Cyber Digital, Inc. and subsidiaries
Pro-forma statement of operations
For the year ended March 31, 2007

	Cyber	NRT	Pro-forma	Consolidated
	Digital, Inc.	and TSI	Adjustments	Total

Revenue	$ -	$8,178,969		$8,178,969

Cost of revenue
Cost of services	140,000	5,184,534		5,324,534
Selling, general and administrative	613,062	1,926,799		2,539,861
Bad debts		155,462		155,462
Depreciation and amortization		11,384	508,920	520,304

Total cost and expenses	753,062	7,278,179		8,031,241

Income (loss) from operations	(753,062)	900,790		147,728

Other income (expense)
Miscellaneous income	(13,114)	37,817		24,703
Interest expense	(166,312)	-	(133,992)	(300,304)

Total other income	(179,426)	37,817		(275,601)

Income before income taxes	(932,488)	938,607		(127,873)

Income tax (expense) benefit	(155)	(300,744)		(300,899)

Net income (loss)	$ (932,643)	$ 637,863		$ (428,772)

Preferred stock dividend	12,526			12,526

Available to common shareholders	(945,169)			(441,298)

Earnings per share	$ (0.028)			$ (0.013)

Weighted average number of shares	33,502,101			33,502,101

CYBER DIGITAl, INC. AND SUBSIDIARIES

NOTES TO PRO-FORMA CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The pro-forma consolidated balance sheet as of March 31, 2007, and the pro-forma consolidated statement of operations for the year then ended present the accounts of Cyber Digital, Inc. and NRT and TSI.

Cyber Digital, Inc. acquired NRT and TSI on June 22, 2007, through the issuance of a convertible note payable. A significant portion of the purchase price was allocated to customer contracts and is being amortized over a four year period. The pro-forma consolidated financial information include the historical financial statements of the Company for the fiscal year ended March 31, 2007 and the historical consolidated financial statements of NRT and TSI for the fiscal year ended November 30, 2006, the most recent available. The pro-forma adjustments are required to present the historical information as if the acquisition had occurred at an earlier date.

The pro-forma adjustments included in the pro-forma consolidated financial are described below;

The issuance of $1,307,338 in convertible debt to acquire NRT and TSI.. The recognition of $2,275,674 in intangible assets related to customer contracts and the receipt of $275,000 of the sellers common stock.

The recognition of interest expense on the convertible debt. The Company has assumed no conversion of the debt as the fixed conversion price is in excess of the Company's current stock price.

The amortization of the intangible asset over a four year period, its estimated useful life.

The pro-forma financial information should be read in conjunction with the historical financial statements of the Company and NRT and TSI.